Exhibit 10.2

AMENDMENT NO. 10 TO CREDIT AGREEMENT

This Amendment No. 10 to Credit Agreement, dated as of August 1, 2007 (this “Amendment”), is entered into by and among Blue Ridge Paper Products Inc., a Delaware corporation (“Borrower”), as Borrower; BRPP, LLC, a North Carolina limited liability company (the “IP Subsidiary”), as a Credit Party; and General Electric Capital Corporation, as a Lender and as Agent for Lenders (in such capacity, “Agent”).

RECITALS

A.            Borrower, the IP Subsidiary, Agent and Lender are parties to that certain Credit Agreement, dated as of December 17, 2003 (as amended by Amendment No. 1 thereto, dated as of February 17, 2004, Amendment No. 2 thereto, dated as of September 15, 2004, Consent and Amendment No. 3 thereto, dated as of October 8, 2004, Amendment No. 4 thereto, dated as of October 8, 2004, Amendment No. 5 thereto, dated as of December 21, 2004, Amendment No. 6 thereto, dated as of August 5, 2005, Amendment No. 7 thereto, dated as of March 15, 2006, Amendment No. 8 thereto, dated as of June 9, 2006, Consent and Amendment No. 9 thereto, dated as of July 31, 2007, and as from time to time hereafter further amended, restated, supplemented or otherwise modified and in effect, the “Credit Agreement”), pursuant to which Lender has made and will hereafter make loans and advances and other extensions of credit to Borrower.

B.            Borrower, Agent and Lender are desirous of amending the Credit Agreement as and to the extent set forth herein and subject to the terms and conditions set forth herein.

C.            This Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment.  Capitalized terms used herein without definition are so used as defined in the Credit Agreement and Annex A thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.

1.1.          Section 1.1 of the Credit Agreement is amended by inserting the following as a new Section 1.1(b) (i.e., replacing the words “Intentionally Omitted”):

“(b)         Revolving Loan Commitment Increase.

(i)  Borrower may deliver to Administrative Agent a notice (an “Increase Notice”) to request an increase (a “Revolving Loan Commitment Increase”) in the aggregate Revolving Loan Commitment, which Increase Notice may include any proposed term and condition for such proposed Revolving Loan Commitment Increase but shall include in any event the amount of such proposed Revolving Loan Commitment Increase; provided, however, that (A) the principal amount of such Revolving Loan Commitment Increase shall not exceed $25,000,000 in the aggregate, (B) no Revolving Loan Commitment

Increase shall be effective later than 180 days prior to the Commitment Termination Date, (C) no Revolving Loan Commitment Increase shall be effective earlier than 21 days after the delivery of the Increase Notice to Administrative Agent in respect of such Revolving Loan Commitment Increase, (D) no more than one Revolving Loan Commitment Increase shall be made pursuant to this Section 1.1(b) and (E) no Increase Notice shall be given if any Senior Secured Notes are outstanding at the time unless the Revolving Loan Commitment Increase is permitted under the terms of the Senior Secured Notes Indenture to be incurred as secured debt on the same terms as the existing Obligations.  Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any increase in the Revolving Loan Commitment, and any such increase may be subject to changes in any term herein.

(ii)           Administrative Agent shall promptly notify each Lender of the proposed Revolving Loan Commitment Increase and of the proposed terms and conditions therefor agreed between Borrower and Administrative Agent.  Each such Lender may, in its sole discretion, commit to participate in such Revolving Loan Commitment Increase by forwarding its commitment to Administrative Agent therefor in form and substance satisfactory to Administrative Agent.  Administrative Agent shall allocate, in its sole discretion but in amounts not to exceed for each such Lender the commitment received from such Lender, the Revolving Loan Commitment to be made as part of the Revolving Loan Commitment Increase to the Lenders from which it has received such commitments.  If Administrative Agent does not receive enough commitments from existing Lenders, it may allocate any excess in the proper amount of such Revolving Loan Commitment Increase to other Eligible Assignees.

(iii)          Each Revolving Loan Commitment Increase shall become effective after the satisfaction of the conditions precedent set forth in Section 2.3, on a date agreed by Borrower and Administrative Agent (a “Revolving Loan Commitment Increase Date”).  Administrative Agent shall notify the Lenders and Borrower, on or before 1:00 p.m. on the Business Day following the Revolving Loan Commitment Increase Date of the effectiveness of the Revolving Loan Commitment Increase.

(iv)          On the Revolving Loan Commitment Increase Date, each Lender or Eligible Assignee participating in such Revolving Loan Commitment Increase shall purchase from each existing Revolving Lender having Revolving Loans outstanding on such Revolving Loan Commitment Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Pro Rata Share of the new Revolving Loan Commitments (after giving effect to such Revolving Loan Commitment Increase), in the aggregate outstanding Revolving Loans, so as to ensure that, on the Revolving Loan Commitment Increase Date after giving effect to such Revolving Loan Commitment Increase, each Revolving Lender holds its Pro Rata Share of the Revolving Loans outstanding on such Revolving Loan Commitment Increase Date.

(v)           The effectiveness of any Revolving Loan Commitment Increase shall be subject to the delivery of such other documents, instruments, certificates and opinions of counsel as Administrative Agent may reasonably request or as any Lender participating in such

Revolving Loan Commitment Increase may reasonably require as a condition to its commitment in such Revolving Loan Commitment Increase.”

1.2.          Section 6.3(a)(vii) of the Credit Agreement is amended and restated in its entirety as follows:

“(vii) other Indebtedness of the Credit Parties that is either (A) unsecured or (B) secured only by Liens on Noteholder Priority Collateral; provided, that, if any such Lien has priority over the Agent’s Lien on the Noteholder Priority Collateral, the holders of any such Indebtedness shall have entered into a collateral access and use agreement allowing Agent access and use rights with respect to the Noteholder Priority Collateral, in form and substance satisfactory to Agent,”.

1.3.          Section 6.4(a) of the Credit Agreement is amended by amending and restating the second sentence thereof in its entirety as follows:

“In addition, if any such transaction or series of related transactions involves payments in excess of $500,000 in the aggregate (other than sales of Inventory to, and purchases of Inventory from, any Affiliate located in the United States on customary trade terms), the terms of these transactions must be disclosed in advance to Agent and Lenders.”

1.4.          Section 6.7(c) of the Credit Agreement is amended and restated in its entirety as follows:

“(c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets);”.

1.5.          Section 6.7 of the Credit Agreement is amended by inserting the following as a new clause (h) at the end of the first sentence thereof:

“and (h) Liens on the Noteholder Priority Collateral securing the Indebtedness permitted to be incurred under clause (B) of Section 6.3(a)(vii)”.

1.6.          Section 6.8(b) of the Credit Agreement is amended by deleting the dollar figure “$1,500,000” and replacing it with the dollar figure “$5,000,000”.

1.7.          Section 6.13 of the Credit Agreement is amended and restated in its entirety as follows:

“6.13.      Restricted Payments.  No Credit Party shall make any Restricted Payment, except (a) officer, director and employee loans permitted under Section 6.4(b) above, (b) Restricted Payments in respect of Stock of Holdings directly related to the consummation of the RGL Merger; provided, that, no proceeds of any Loans shall be used to make such

Restricted Payments, (c) dividends and distributions from Borrower to Holdings to enable Holdings to pay its ordinary course expenses (e.g., franchise taxes, reasonable legal and accounting expenses and directors’ and officers’ insurance premiums and to reimburse its directors for reasonable out-of-pocket costs and expenses incurred in attending board of directors meetings, but not for payment of directors’ fees), (d) dividends and distributions from Borrower to Holdings in an amount equal to Borrower’s proportionate share of Holdings’ then due and payable consolidated, combined or unitary income tax liabilities, and (e) other Restricted Payments so long as each of the following conditions are satisfied: (1) Borrowing Availability shall be equal to at least $10,000,000 both before and after giving effect to any such Restricted Payment, (2) the Fixed Charge Coverage Ratio of Borrower on a consolidated basis for the 12-month period then ended shall be equal to at least 1.20 to 1.00 both before and after giving effect to any such Restricted Payment and (3) no Default or Event of Default shall have occurred and be continuing or would result from the making of such Restricted Payment; provided, that, when calculating the Fixed Charge Coverage Ratio (solely for purposes of this Section 6.13), the following additional adjustments shall be made: (x) Capital Expenditures, to the extent funded other than with proceeds of the Loans, shall not be included in Fixed Charges, (y) severance payments, to the extent funded other than with proceeds of the Loans, shall be excluded from EBITDA to the extent such payments were included in consolidated net income and (z) severance payments related to not more than three plant, office or facility closures or rationalizations during the term of the Agreement that are funded with proceeds of the Loans shall be excluded from EBITDA to the extent such payments were included in consolidated net income, in an amount not to exceed $1,500,000 for each such plant, office or facility closure or rationalization.”

1.8.          Annex A (Definitions) to the Credit Agreement is amended by deleting from clause (a) of the definition of “Commitment Termination Date” the date “December 15, 2008” and replacing it with the date “July 31, 2010”.

1.9.          Annex A (Definitions) to the Credit Agreement is amended by inserting as a new subclause (x) in clause (c) of the definition of “EBITDA” immediately following the words “to the extent that such fee is not paid in cash” at the end of clause (ix), the following:

“and (x) Restricted Payments permitted under Section 6.13(b) of the Agreement for such period”.

1.10.        Annex A (Definitions) to the Credit Agreement is amended by inserting as a new clause (f) in the definition of “Fixed Charges” immediately after the end of clause (e), the following:

“plus (f) Restricted Payments permitted under Section 6.13(e) of the Agreement for such period”.

2.             Conditions to Effectiveness.  The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner acceptable to Agent:

2.1.          Agent’s receipt of counterparts of this Amendment, duly executed by Borrower, the IP Subsidiary, Agent and Lender.

2.2.          No Default or Event of Default shall have occurred and be continuing or would result from the effectiveness of this Amendment.

3.             Reference to and Effect Upon the Credit Agreement and other Loan Documents.

3.1.          The Credit Agreement, the Notes and each other Loan Document shall remain in full force and effect and each is hereby ratified and confirmed by Borrower and the IP Subsidiary.  Without limiting the foregoing, the Liens granted pursuant to the Collateral Documents shall continue in full force and effect and the guaranty of the IP Subsidiary shall continue in full force and effect.

3.2.          Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.

4.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.  A counterpart signature page delivered by fax transmission shall be as effective as delivery of an originally executed counterpart.

5.             Costs and Expenses.  As provided in Section 11.3 of the Credit Agreement, Borrower shall pay the fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment (including, without limitation, reasonable attorneys’ fees).

6.             GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

7.             Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BLUE RIDGE PAPER PRODUCTS INC., as Borrower

By:	/s/ John Wadsworth
Title:	CFO

BRPP, LLC, as a Credit Party
By:	Blue Ridge Paper Products Inc., sole Member and Manager

By:	/s/ John Wadsworth
Title:	CFO

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and Lender

By:	/s/ Meeno Sameer
Title: Duly Authorized Signatory

AMENDMENT NO. 10 TO CREDIT AGREEMENT